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                                                                    EXHIBIT 99.7

                         SUNSTONE HOTEL INVESTORS, INC.

                               1994 DIRECTORS PLAN

                        AUTOMATIC STOCK OPTION AGREEMENT


RECITALS

                  A. The Corporation has approved an automatic option grant program under Article Two of the 1994 Directors Plan (the "Plan"), pursuant to which special option grants are to be made to eligible non-employee members of the Corporation's Board of Directors (the "Board") at periodic intervals over their period of Board service in order to encourage such individuals to remain in the Corporation's service.

                  B. Optionee is an eligible non-employee Board member and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the automatic grant of a stock option to purchase shares of the Corporation's common stock ("Common Stock") under the Plan.

                  C. The granted option is intended to be a non-statutory option which does not meet the requirements of Section 422 of the Internal Revenue Code and is designed to provide Optionee with a meaningful incentive to continue to serve as a member of the Board.

                  NOW, THEREFORE, it is hereby agreed as follows:

                  1. GRANT OF OPTION. Subject to and upon the terms and conditions set forth in this Agreement, there is hereby granted to Optionee, as of the grant date (the "Grant Date") specified in the accompanying Notice of Grant of Automatic Stock Option (the "Grant Notice"), a stock option to purchase up to that number of shares of Common Stock (the "Option Shares") as is specified in the Grant Notice. Such Option Shares shall be purchasable from time to time during the option term at the price per share (the "Exercise Price") specified in the Grant Notice.

                  2. OPTION TERM. This option shall have a maximum term of ten
(10) years measured from the Grant Date and shall expire at the close of business on the Expiration Date specified in the Grant Notice, unless sooner terminated in accordance with Paragraph 6.

                  3. LIMITED TRANSFERABILITY. This option shall be neither transferable nor assignable by Optionee, other than a transfer of this option effected by will or by the laws of descent and distribution following Optionee's death, and may be exercised, during Optionee's lifetime, only by Optionee.
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                  4. EXERCISABILITY. This option shall be immediately
exercisable for any or all of the Option Shares and shall remain so exercisable until the Expiration Date specified in the Grant Notice, whether or not Optionee continues to serve as a Board member, unless sooner terminated in accordance with the provisions of Paragraph 6.

                  5. DEATH OF OPTIONEE. Should Optionee die while this option is outstanding, then the personal representative of Optionee's estate or the person or persons to whom the option is transferred pursuant to Optionee's will or in accordance with the laws of descent and distribution shall have the right to exercise the option for any or all of the outstanding Option Shares. Such right shall lapse, and this option shall terminate and cease to remain outstanding, upon the Expiration Date specified in the Grant Notice unless sooner terminated in accordance with the provisions of Paragraph 6.

                  6. CORPORATE TRANSACTION. In the event of any of the following stockholder-approved transactions to which the Corporation is a party (a "Corporate Transaction"):

                           a. a merger or consolidation in which the Corporation is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Corporation is incorporated,

                           b. the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation, or

                           c. any reverse merger in which the Corporation is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger, this option shall terminate and cease to be outstanding immediately following the consummation of such Corporate Transaction, except to the extent assumed by the successor corporation or its parent company.

                  7. ADJUSTMENT IN OPTION SHARES.

                           a. In the event any change is made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting such Common Stock as a class without the Corporation's receipt of consideration, then the number and class of securities purchasable under this option and the Exercise Price payable per share shall be appropriately adjusted to prevent the

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         dilution or enlargement of Optionee's rights hereunder; provided, however, the aggregate Exercise Price shall remain the same.

                          b. If this option is to be assumed in connection with
a Corporate Transaction, then this option shall be appropriately adjusted, immediately after such Corporate Transaction, to apply and pertain to the number and class of securities which would have been issuable to Optionee in the consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction, and appropriate adjustments shall also be made to the Exercise Price payable per share, provided the aggregate Exercise Price payable hereunder shall remain the same.

                  8. PRIVILEGE OF STOCK OWNERSHIP. The holder of this option shall not have any of the rights of a stockholder with respect to the Option Shares until such individual shall have exercised this option and paid the Exercise Price for the purchased shares.

                  9. MANNER OF EXERCISING OPTION.

                          a. In order to exercise this option for all or any
part of the Option Shares, Optionee (or in the case of exercise after Optionee's death, Optionee's executor, administrator, heir or legatee, as the case may be) must take the following actions:

                             (1) Deliver to the Secretary of the Corporation a stock purchase agreement (the "Purchase Agreement") in substantially the form of Exhibit B to the Grant Notice.

                             (2) Pay the aggregate Exercise Price for the purchased shares in one of the following alternative forms:

                                 (a) full payment in cash or check made payable
                  to the Corporation's order;

                                 (b) full payment in shares of Common Stock held
                  by Optionee for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date (as defined below);

                                 (c) full payment in a combination of shares of
                  Common Stock held for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date and cash or check made payable to the Corporation's order; or


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                                 (d) full payment effected through a broker-
                  dealer sale and remittance procedure pursuant to which Optionee shall provide concurrent irrevocable written instructions (i) to a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for those shares and (ii) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

                        (3) Furnish to the Corporation appropriate documentation evidencing that the person or persons exercising the option (if other than Optionee) have the right to exercise this Option.

                    b. For all valuation purposes under this Agreement, the Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

                        (1) If the Common Stock is at the time traded on the Nasdaq National Market, the Fair Market Value shall be the closing selling price per share on the date in question, as such price is reported by the National Association of Securities Dealers through the Nasdaq National Market or any successor system. If there is no reported closing selling price for the Common Stock on the date in question, then the closing selling price on the last preceding date for which such quotation exists shall be determinative of Fair Market Value.

                        (2) If the Common Stock is at the time listed or admitted to trading on any national securities exchange, then the Fair Market Value shall be the closing selling price per share on the date in question on the securities exchange serving as the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of Common Stock on such exchange on the date in question, then the Fair Market Value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists.

                    c. The Exercise Date shall be the date on which the executed Purchase Agreement shall have been delivered to the Secretary of the Corporation. Except to the extent the sale and remittance procedure specified above is utilized in connection with the exercise of the option, payment of the Exercise Price for the purchased shares must accompany the Purchase Agreement.

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                    d. As soon as practical after the Exercise Date, the
Corporation shall issue to or on behalf of Optionee (or other person or persons exercising this option) a certificate or certificates representing the purchased Option Shares.

                    e. In no event may this option be exercised for any fractional share.

               10. NO IMPAIRMENT OF RIGHTS. This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets. Nor shall this Agreement in any way be construed or interpreted so as to affect adversely or otherwise impair the right of the Corporation or the stockholders to remove Optionee from the Board at any time in accordance with the provisions of applicable law.

               11. COMPLIANCE WITH LAWS AND REGULATIONS. The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Corporation and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any securities exchange on which shares of the Common Stock may be listed at the time of such exercise and issuance.

               12. SUCCESSORS AND ASSIGNS. Except to the extent otherwise provided in Paragraph 3 or 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Optionee and the Corporation's successors and assigns.

               13. LIABILITY OF CORPORATION. The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. However, the Corporation shall use its best efforts to obtain all such applicable approvals.

               14. NOTICES. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation in care of the Corporate Secretary at the Corporate Offices at 300 South El Camino Real, Suite 203, San Clemente, California 92672. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee's signature line on the Grant Notice. All notices shall be deemed to have been given or delivered upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

               15. CONSTRUCTION/GOVERNING LAW. This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject

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to the express terms and provisions of the Plan, including the automatic option grant provisions of Article Two of the Plan. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California, as such laws are applied to contracts entered into and performed in such State, without resort to that State's conflict-of-laws rules.

             16. STOCKHOLDER APPROVAL. Notwithstanding any provision to the contrary in this Agreement, this option may not be exercised in whole or in part at any time prior to the approval of the Plan by the Corporation's stockholders. Should such stockholder approval not be obtained within twelve (12) months after the date the Plan was adopted by the Board, this option shall terminate and cease to remain outstanding without ever becoming exercisable for any of the Option Shares.

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